Exhibit 3.1

ARTICLES OF AMENDMENT
OF THE
RESTATED ARTICLES OF INCORPORATION
OF
BIOMET, INC.

The undersigned officer of the above referenced corporation (hereinafter referred to as the “Corporation”) existing pursuant to the Indiana Business Corporation Law (hereinafter referred to as the “Act”), desiring to give notice of corporate action effecting amendment of certain provisions of its Restated Articles of Incorporation (the “Amendment”), certify the following facts:

ARTICLE I

AMENDMENT

Section 1.               The exact text of Section 4.5 of Article IV of the Corporation’s Restated Articles of Incorporation is now as follows: “Section 4.5. Series A Preferred Shares.  [Reserved].”

ARTICLE II

DATE OF ADOPTION

Section 1.               This Amendment was adopted on December 18, 2006.

ARTICLE III

MANNER OF ADOPTION AND VOTE

Section 1.               This Amendment was adopted by the Board of Directors pursuant to Section 23-1-25-2 of the Act and shareholder action was not required.

ARTICLE IV

COMPLIANCE WITH LEGAL REQUIREMENTS

Section 1.               The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Indiana Business Corporation Law, the Restated Articles of Incorporation and the Bylaws of the Corporation.

I hereby verify, subject to the penalties of perjury, that the facts contained herein are true, this 18th day of January, 2007.

BIOMET, INC.

By:	/s/ Bradley J. Tandy
Name: Bradley J. Tandy
Title: Senior Vice President, Acting General Counsel and Secretary